Exhibit 99.1

New York Community Bancorp, Inc. Announces 2008 Annual Meeting Results

WESTBURY, N.Y.--(BUSINESS WIRE)--New York Community Bancorp, Inc. (NYSE: NYB) (the “Company”) today announced the results of its Annual Meeting of Shareholders, held earlier in the day in Flushing, New York.

Shareholders of the Company overwhelmingly approved both proposals submitted by the Board of Directors for their consideration, including the re-election of four nominees to the Board--Dominick Ciampa, William C. Frederick, M.D., Max L. Kupferberg, and Spiros J. Voutsinas--and the election of Robert Wann, who was appointed to the Board on December 20, 2007. Each of the five nominees was elected to serve a three-year term of office.

In addition, the Company’s shareholders ratified the appointment of KPMG LLP as its independent registered public accounting firm for the year ending December 31, 2008.

With assets of $30.9 billion, New York Community Bancorp, Inc. is the holding company for New York Community Bank and New York Commercial Bank, and a leading producer of multi-family loans for portfolio in New York City. The Community Bank serves its customers through 180 branches in New York City, Long Island, and Westchester County in New York and Essex, Hudson, Mercer, Middlesex, Monmouth, Ocean, and Union counties in New Jersey, and is the fourth largest thrift depository in its marketplace. Reflecting its growth through a series of acquisitions, the Community Bank currently operates through six local divisions: Queens County Savings Bank, Roslyn Savings Bank, Richmond County Savings Bank, Roosevelt Savings Bank, Synergy Bank, and Garden State Community Bank. The Commercial Bank currently has 38 branches serving Manhattan, Queens, Brooklyn, Westchester County, and Long Island, including 19 branches of Atlantic Bank. Additional information about New York Community Bancorp, Inc. and its bank subsidiaries is available at www.myNYCB.com and www.NewYorkCommercialBank.com.

CONTACT:
New York Community Bancorp, Inc.
Ilene A. Angarola, 516-683-4420
Executive Vice President
and Director, Investor Relations